EXHIBIT 99.1

PAB Bankshares, Inc. Announces Financial Results for Fourth Quarter and Full-Year 2009

VALDOSTA, Ga., March 9, 2010 (GLOBE NEWSWIRE) -- PAB Bankshares, Inc. (Nasdaq:PABK), the parent company for The Park Avenue Bank, today announced its consolidated financial results for the fourth quarter and full-year 2009. The Company reported a net loss of $31.3 million in the fourth quarter of 2009, compared to a $5.8 million net loss in the fourth quarter of 2008. During the fourth quarter, the Company:

  made significant progress in its plan to identify, measure and ultimately resolve its problem assets, took aggressive actions to charge-off problem assets during the quarter, recognized a $15.6 million income tax benefit on the fourth quarter charge-offs, due to recent tax law changes, improved its earnings from core operations 59%, primarily through expense reductions, posted non-cash charges to earnings representing over half of its net loss in the quarter, continued to carry excess liquidity on its balance sheet to support its operations, and maintained adequate capital and reserves on its balance sheet to support its banking activities and serve its customers' financial needs.

Since early in the third quarter of 2009, the Company has proactively identified and recognized problem loans in its portfolio. During the fourth quarter, the Company placed $95.4 million of loans on nonaccrual status, reversed $2.6 million in previously accrued, but uncollected, interest from earnings, and foreclosed or repossessed $44.3 million in collateral on defaulted loans. "We have allocated significant resources to manage our credit problems, and I am pleased with our progress through this phase of our overall plan to resolve these problems," stated President and CEO Jay Torbert. "We expect to see the results of our efforts begin to materialize over the next three to six months as we continue to focus on the orderly liquidation of our troubled assets."

The Company charged off $26.9 million of problem loans during the fourth quarter, and set aside specific reserves of $15.5 million on a balance of $134.3 million in loans evaluated for impairment at quarter end. In addition, the Company incurred $3.7 million in losses on other real estate owned during the quarter. The charge-offs and other losses were based on current appraisals and recent regulatory guidance on the recognition of impaired loans. "We have our problem assets marked down to a discounted carrying value, and we do not expect further material deterioration in residential real estate values in our markets," stated Torbert. "With these losses, we recovered $15.6 million in prior income taxes paid as a result of a recent tax law change increasing the net operating loss carry-back period."

As noted above, the Company reported a net loss of $31.3 million in the fourth quarter of 2009, compared to a $5.8 million net loss in the fourth quarter of 2008. However, earnings from core operations were $4.2 million for the fourth quarter of 2009, a 59% increase compared to $2.6 million for the same period in 2008. The improvement in earnings from core operations is primarily the result of operating expense control. The Company defines earnings from core operations as pre-tax, pre-provision earnings less other identified items as shown in the reconciliation of earnings from core operations to net loss in the financial tables included with this press release.

Approximately 55% of the net loss for the quarter is the result of two significant non-cash charges to earnings. At December 31, 2009, the Company recorded an $11.1 million valuation allowance on its deferred tax assets that will be reversed when the Company returns to a level of sustained profitability. The Company also recorded a $6.0 million charge to earnings for the impairment of goodwill due primarily to the decline in the market value of the Company's common stock. In addition to the above charges, the Company recorded an additional $1.8 million of FDIC insurance expense during the fourth quarter related to a change in the timing and expensing of FDIC insurance premiums. Further details regarding the Company's results for the fourth quarter and full-year ended December 31, 2009 are set forth in the accompanying financial tables.

During the fourth quarter, the Company continued to increase liquidity on its balance sheet to meet its funding needs and to have funds on hand for other contingencies through this economic recession. At December 31, 2009, the Company had $186.5 million in cash and cash equivalents, approximately 15% of total assets. This amount is over twice the level the Company would carry in a normal operating environment. Carrying this excess liquidity at a negative net spread reduced the Company's net interest margin by 15 basis points, or $450,000, during the fourth quarter of 2009.

At the end of the fourth quarter, the Company increased the allowance for loan losses by $16.0 million. At quarter end, the Company had an allowance for loan losses of $29.3 million, or 3.64% of total loans. After posting the net loss for the quarter, the Company remained adequately capitalized with a total risk-based capital ratio of 8.1% and a tier one risk-based capital ratio of 6.8%.

Asset Quality

A summary of pertinent asset quality ratios for the Company as of December 31, 2009 is as follows:

  Total nonperforming assets equaled $185.3 million, or 15.04% of total assets. Nonperforming assets consisted of $92.3 million in nonaccrual loans, $92.1 million in foreclosed real estate and other repossessed assets, $881,000 in loans classified as troubled-debt restructurings and $15,000 in loans past due 90 days or more and still accruing interest.
  Approximately 55% of nonperforming loans were construction and development loans, and these loans represented approximately 25% of the Company's total portfolio of construction and development loans.
  For the full-year 2009, the Company charged off $41.7 million in loans and recovered $501,000 in loans previously charged-off for an annualized net charge-off ratio of 4.50% of average loans.
  The allowance for loan losses represented approximately 3.64% of total loans and 31.46% of total nonperforming loans at December 31, 2009.
  Loan loss provision expense was $16.0 million in the fourth quarter of 2009, compared to $31.4 million for the third quarter of 2009 and $8.5 million for the fourth quarter of 2008.
  For the full-year 2009, loan loss provision expense was $51.2 million, compared to $18.1 million for the full-year 2008.
  The nonperforming loans consisted of:
Category	Net Carrying Value *	Collateral Description	Average Carrying Value/ Unit
Construction and Development	$30.5 million	24 parcels of undeveloped land totaling 2,813 acres	$9,400 per residential acre $14,900 per commercial acre
Construction and Development	$5.1 million	310 residential lots	$16,500 per lot
1-4 Family Residential	$10.8 million	82 houses	$132,000 per house
Commercial Real Estate	$29.5 million	33 commercial properties	$892,200 per property
Agriculture	$2.0 million	3 parcels of farm land totaling 373 acres	$5,400 per acre
Commercial and Industrial	$357,000	Non-real estate collateral	$35,700 per loan
Multi-Family Residential	$2.1 million	9 condominium units	$232,700 per unit
Consumer	$373,000	Non-real estate collateral	$53,000 per loan
Total	$80.7 million

* The term "net carrying value" represents the book value of the loan less any allocated allowance for loan losses.
  Foreclosed real estate included:
Category	Book Value	Description	Average Value/ Unit
Construction and Development	$39.3 million	33 parcels of undeveloped land totaling 1,773 acres	$11,300 per residential acre $72,300 per commercial acre
Construction and Development	$17.8 million	794 residential lots	$22,400 per lot
1-4 Family Residential	$8.6 million	69 houses	$132,200 per house
Commercial Real Estate	$19.1 million	28 commercial properties	$681,500 per property
Multi-Family Residential	$6.4 million	8 condominium units	$800,000 per unit
Total	$91.2 million

Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables, which are a part of this release, contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP"). Management uses the non-GAAP measures of "earnings from core operations" and "net interest margin as adjusted for the impact of nonperforming loans and excess liquidity" in its analysis of the Company's performance. These measures, as used by the Company, adjust net income (loss) determined in accordance with GAAP to exclude the effects of taxes, the provision for loan losses and other expenses as detailed in the attached financial tables and adjust net interest income to exclude the effects of nonperforming loans and excess liquidity carried on the balance sheet. Because certain of these items and their impact on the Company's performance are difficult to predict, management believes presentation of financial measures excluding the impact of those items provides useful supplemental information in evaluating the operating results of the Company's core business and assessing trends in the Company's core operations reflected in the current quarter and year-to-date results. These disclosures should not be viewed as a substitute for net income (loss) or net interest margin as determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Please refer to the "Reconciliation of Non-GAAP Measures" in the attached tables for a more detailed analysis of these non-GAAP measures and the most directly comparable GAAP measures.

Conference Call

Management will host a conference call and webcast to discuss the Company's quarterly financial results at 10:00 AM Eastern on Friday, March 12, 2010. The conference call will be broadcast via the Internet using Windows Media Player. The webcast URL is http://www.talkpoint.com/viewer/starthere.asp?Pres=129527. A link to the webcast is posted on the "Investor Relations" section of the Company's website at www.pabbankshares.com. Interested shareholders, industry analysts and members of the news media and the investment community wanting to participate in the live question and answer session following management's presentation may access the conference call by dialing (toll free) 800-860-2442 or (international) +1 412-858-4600.

Shortly following the call and at any time for at least 30 days thereafter, interested parties may access an archived version of the webcast on the "Investor Relations" section of the Company's website or by dialing (toll free) 877-344-7529 or (International) +1 412-317-0088. The following replay passcodes will be required for playback access: 438766.

About PAB

The Company is a $1.23 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank operates through 18 branch offices in 11 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

Cautionary Note to Investors Regarding Forward-Looking Statements

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our plans regarding our nonperforming assets, our outlook on asset quality and the adequacy of our capital and loan loss reserves, the impact of our nonperforming assets on our capital position, our liquidity position, the interest rate environment and economic conditions in general, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "believe", "anticipate", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) general economic conditions (both generally and in our markets) may continue to be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; (2) continued weakness in the real estate market has adversely affected us and may continue to adversely affect us, leading to higher loan charge-offs or an increase in our provision for loan losses; (3) the possibility that we may fail to comply with our Written Agreement with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance, which could result in significant enforcement actions against us of increasing severity, up to and including a regulatory takeover of our bank subsidiary; (4) competitive pressures among depository and other financial institutions may increase significantly; (5) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (6) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (7) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can; (8) our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; (9) adverse changes may continue to occur in the bond and equity markets; (10) our ability to raise capital to protect against further deterioration in our loan portfolio may be limited due to unfavorable conditions in the equity markets; (11) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (12) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; (13) economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and (14) the risk factors discussed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to revise these statements following the date of this press release.

(Financial Tables Follow)

PAB BANKSHARES, INC.	Period Ended
SELECTED QUARTERLY FINANCIAL DATA	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
(Dollars in thousands except per share and other data)
Summary of Operations:
Interest income	$ 12,824	$ 14,816	$ 16,090	$ 16,151	$ 16,814
Interest expense	6,946	7,562	8,104	8,959	9,476
Net interest income	5,878	7,254	7,986	7,192	7,338
Provision for loan losses	16,000	31,438	2,000	1,750	8,500
Other income	(946)	889	2,487	2,106	107
Other expense	17,061	7,284	8,102	8,126	8,053
Income (loss) before income tax expense (benefit)	(28,129)	(30,579)	371	(578)	(9,108)
Income tax expense (benefit)	3,133	(10,623)	29	(283)	(3,297)
Net income (loss)	$ (31,262)	$ (19,956)	$ 342	$ (295)	$ (5,811)
Net interest income on a tax-equivalent basis	$ 5,937	$ 7,324	$ 8,069	$ 7,316	$ 7,470
Net charge-offs	$ 26,686	$ 11,157	$ 2,684	$ 721	$ 9,367
Per Share Ratios:
Net income - basic	$ (2.27)	$ (1.93)	$ 0.04	$ (0.03)	$ (0.62)
Net income - diluted	(2.27)	(1.93)	0.04	(0.03)	(0.60)
Dividends declared for period	--	--	--	--	--
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%
Book value at end of period	$ 3.67	$ 6.03	$ 9.48	$ 9.73	$ 9.82
Common Share Data:
Outstanding at period end	13,795,040	13,795,040	9,324,407	9,324,407	9,324,407
Weighted average outstanding	13,795,040	10,344,878	9,324,407	9,324,407	9,324,407
Diluted weighted average outstanding	13,795,040	10,344,878	9,324,407	9,324,407	9,324,407
Selected Average Balances:
Total assets	$ 1,264,999	$ 1,283,374	$ 1,310,819	$ 1,358,168	$ 1,311,529
Earning assets	1,151,341	1,183,823	1,221,385	1,266,311	1,236,651
Loans	871,674	914,699	930,131	947,030	974,151
Deposits	1,044,674	1,042,085	1,069,685	1,122,115	1,083,862
Stockholders' equity	82,778	91,670	90,552	91,631	93,086
Selected Period End Balances:
Total assets	$ 1,231,945	$ 1,251,219	$ 1,277,016	$ 1,347,068	$ 1,350,103
Earning assets	1,095,456	1,152,966	1,186,897	1,256,085	1,259,495
Loans	805,314	891,981	919,698	940,279	956,687
Allowance for loan losses	29,314	40,000	19,719	20,403	19,374
Goodwill	--	5,985	5,985	5,985	5,985
Deposits	1,045,215	1,029,638	1,036,382	1,105,298	1,123,703
Stockholders' equity	50,587	83,239	88,413	90,694	91,601
Tier 1 regulatory capital	59,861	79,409	92,159	91,751	91,962
Performance Ratios:
Return on average assets	-9.80%	-6.17%	0.10%	-0.09%	-1.76%
Return on average stockholders' equity	-149.84%	-86.37%	1.51%	-1.30%	-24.84%
Net interest margin	2.05%	2.45%	2.65%	2.34%	2.40%
Net interest margin, adjusted for impact of nonperforming loans & excess liquidity	3.08%	3.06%	3.13%	2.83%	2.81%
Efficiency ratio (excluding the following items):	146.92%	82.11%	79.50%	85.29%	73.47%
Securities gains (losses) included in other income	$ 1,191	$ 93	$ 756	$ 17	$ 23
Other gains (losses) included in other income	(3,738)	(755)	(394)	(127)	(820)
Goodwill impairment	5,985	--	--	--	--
Selected Asset Quality Factors:
Nonaccrual loans	$ 92,272	$ 64,808	$ 70,232	$ 62,653	$ 54,903
Loans 90 days or more past due and still accruing	15	4	190	19	206
Other impaired loans (troubled-debt restructurings)	881	--	84	311	311
Other real estate and repossessions	92,117	55,195	37,417	31,489	25,269
Asset Quality Ratios:
Net charge-offs to average loans (annualized YTD)	4.50%	2.09%	0.73%	0.31%	1.21%
Nonperforming loans to total loans	11.57%	7.27%	7.67%	6.70%	5.79%
Nonperforming assets to total assets	15.04%	9.59%	8.45%	7.01%	5.98%
Allowance for loan losses to total loans	3.64%	4.48%	2.14%	2.17%	2.03%
Allowance for loan losses to nonperforming loans	31.46%	61.72%	27.97%	32.39%	34.96%
Other Selected Ratios and Nonfinancial Data:
Average loans to average earning assets	75.71%	77.27%	76.15%	74.79%	78.77%
Average loans to average deposits	83.44%	87.78%	86.95%	84.40%	89.88%
Average stockholders' equity to average assets	6.54%	7.14%	6.91%	6.75%	7.10%
Full-time equivalent employees	270	266	269	287	299
Bank branch offices	18	18	18	18	18
Bank ATMs	27	26	26	26	26

PAB BANKSHARES, INC.	Period Ended
SELECTED YEAR-TO-DATE FINANCIAL DATA	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
(Dollars in thousands except per share and other data)
Summary of Operations:
Interest income	$ 59,881	$ 47,057	$ 32,241	$ 16,151	$ 70,984
Interest expense	31,571	24,625	17,062	8,959	36,218
Net interest income	28,310	22,432	15,179	7,192	34,766
Provision for loan losses	51,188	35,188	3,750	1,750	18,050
Other income	4,535	5,481	4,592	2,106	4,403
Other expense	40,573	23,512	16,227	8,126	30,584
Income (loss) before income tax expense (benefit)	(58,916)	(30,787)	(206)	(578)	(9,465)
Income tax expense (benefit)	(7,744)	(10,876)	(254)	(283)	(3,554)
Net income (loss)	$ (51,172)	$ (19,911)	$ 48	$ (295)	$ (5,911)
Net interest income on a tax-equivalent basis	$ 28,634	$ 22,709	$ 15,385	$ 7,316	$ 35,432
Net charge-offs	$ 41,247	$ 14,562	$ 3,405	$ 721	$ 11,582
Per Share Ratios:
Net income - basic **	$ (4.78)	$ (2.06)	$ 0.01	$ (0.03)	$ (0.63)
Net income - diluted **	(4.78)	(2.06)	0.01	(0.03)	(0.63)
Dividends declared for the period	--	--	--	--	0.240
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	-37.16%
Common Share Data:
Weighted average outstanding **	10,708,466	9,668,302	9,324,407	9,324,407	9,335,376
Diluted weighted average outstanding **	10,708,466	9,668,302	9,324,407	9,324,407	9,352,375
Selected Average Balances:
Total assets	$ 1,307,027	$ 1,317,180	$ 1,334,363	$ 1,358,168	$ 1,238,875
Earning assets	1,205,340	1,223,538	1,243,724	1,266,311	1,165,625
Loans	915,674	930,502	938,534	947,030	955,253
Deposits	1,069,352	1,077,668	1,095,755	1,122,115	1,011,596
Stockholders' equity	89,140	91,285	91,089	91,631	96,877
Performance Ratios:
Return on average assets	-3.92%	-2.02%	0.01%	-0.09%	-0.48%
Return on average stockholders' equity	-57.41%	-29.16%	0.10%	-1.30%	-6.10%
Net interest margin	2.38%	2.48%	2.49%	2.34%	3.04%
Net interest margin, adjusted for impact of nonperforming loans and excess liquidity	3.02%	3.00%	2.98%	2.83%	3.35%
Efficiency ratio (excluding the following items):	95.74%	82.24%	82.30%	85.29%	70.01%
Securities gains (losses) included in other income	$ 2,056	$ 865	$ 773	$ 17	$ 225
Other gains (losses) included in other income	(5,015)	(1,276)	(522)	(127)	(1,362)
Goodwill impairment	5,985	--	--	--	--
Other Selected Ratios:
Average loans to average earning assets	75.97%	76.05%	75.46%	74.79%	81.95%
Average loans to average deposits	85.63%	86.34%	85.65%	84.40%	94.43%
Average stockholders' equity to average assets	6.82%	6.93%	6.83%	6.75%	7.82%

**Adjusted for 2% Stock Dividend Paid on July 15, 2008

PAB BANKSHARES, INC.
LOAN AND DEPOSIT
PORTFOLIO BY MARKET As of December 31, 2009	South Georgia Market	North Georgia Market	Florida Market	Treasury	Total
	(Dollars in Thousands)
Loans
Commercial and financial	$ 27,866	$ 41,013	$ 3,497	$ 12,395	$ 84,771
Agricultural (including loans secured by farmland)	31,296	2,754	6,165	--	40,215
Real estate - construction and development	69,842	103,359	29,756	1,706	204,663
Real estate - commercial	97,417	145,317	22,501	10,692	275,927
Real estate - residential	117,375	44,485	9,494	3,525	174,879
Installment loans to individuals and others	12,237	5,607	114	6,991	24,949
	356,033	342,535	71,527	35,309	805,404
Deferred loan fees and unearned interest, net	194	(127)	(120)	(37)	(90)
Total loans	356,227	342,408	71,407	35,272	805,314
Allowance for loan losses	(9,658)	(12,785)	(1,541)	(5,330)	(29,314)
Net loans	$ 346,569	$ 329,623	$ 69,866	$ 29,942	$ 776,000
Percentage of total	44.2%	42.5%	8.9%	4.4%	100.0%

Deposits
Noninterest-bearing demand	$ 77,661	$ 15,635	$ 2,576	$ 4,586	$ 100,458
Interest-bearing demand and savings	191,209	28,727	29,495	801	250,232
Time less than $100,000	165,026	44,844	95,351	8,927	314,148
Time greater than or equal to $100,000	103,672	28,743	46,799	38,619	217,833
Retail placed in CDARs program	27,102	2,430	--	--	29,532
Brokered	--	--	--	133,012	133,012
Total deposits	$ 564,670	$ 120,379	$ 174,221	$ 185,945	$ 1,045,215
Percentage of total	54.0%	11.5%	16.7%	17.8%	100.0%

PAB BANKSHARES, INC.
LOAN PORTFOLIO
SUMMARY

The amount of loans outstanding at the indicated dates is presented in the following table according to type of loan:

	Period Ended
	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
	(Dollars In Thousands)
Commercial and financial	$ 84,771	$ 88,863	$ 84,599	$ 82,534	$ 87,530
Agricultural (including loans secured by farmland)	40,215	44,470	45,774	44,671	48,647
Real estate - construction and development	204,663	269,804	290,949	314,863	315,786
Real estate - commercial	275,927	283,404	285,731	274,338	276,645
Real estate - residential	174,879	181,048	183,074	191,388	196,306
Installment loans to individuals and other loans	24,949	24,561	29,790	32,740	32,084
	805,404	892,150	919,917	940,534	956,998
Deferred loan fees and unearned interest, net	(90)	(169)	(219)	(255)	(310)
Total loans	805,314	891,981	919,698	940,279	956,688
Allowance for loan losses	(29,314)	(40,000)	(19,719)	(20,403)	(19,374)
Net loans	$ 776,000	$ 851,981	$ 899,979	$ 919,876	$ 937,314

The percentage of loans outstanding at the indicated dates is presented in the following table according to type of loan:

	Period Ended
	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
Commercial and financial	10.53%	9.96%	9.20%	8.78%	9.15%
Agricultural (including loans secured by farmland)	4.99%	4.99%	4.98%	4.75%	5.08%
Real estate - construction and development	25.41%	30.25%	31.63%	33.49%	33.01%
Real estate - commercial	34.26%	31.77%	31.07%	29.18%	28.92%
Real estate - residential	21.72%	20.30%	19.90%	20.35%	20.52%
Installment loans to individuals and other loans	3.10%	2.75%	3.24%	3.48%	3.35%
	100.01%	100.02%	100.02%	100.03%	100.03%
Deferred loan fees and unearned interest, net	-0.01%	-0.02%	-0.02%	-0.03%	-0.03%
Total loans	100.00%	100.00%	100.00%	100.00%	100.00%
Allowance for loan losses	-3.64%	-4.48%	-2.14%	-2.17%	-2.03%
Net loans	96.36%	95.52%	97.86%	97.83%	97.97%

PAB BANKSHARES, INC.
DEPOSIT PORTFOLIO
SUMMARY

The amounts on deposit at the indicated dates are presented in the following table according to type of deposit account:

	Period Ended
	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
	(Dollars In Thousands)
Noninterest-bearing demand	$ 100,458	$ 106,573	$ 108,973	$ 111,472	$ 91,114
Interest-bearing demand and savings	250,232	241,073	245,459	250,325	252,122
Time less than $100,000	314,148	319,016	320,834	330,854	328,329
Time greater than or equal to $100,000	217,833	201,940	191,852	198,768	198,845
Retail placed in CDARs program	29,532	41,799	35,190	53,712	46,690
Brokered	133,012	119,237	134,074	160,167	206,603
Total deposits	$ 1,045,215	$ 1,029,638	$ 1,036,382	$ 1,105,298	$ 1,123,703

The percentage of total deposits at the indicated dates is presented in the following table according to type of deposit account:

	Period Ended
	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
Noninterest-bearing demand	9.61%	10.35%	10.51%	10.09%	8.11%
Interest-bearing demand and savings	23.94%	23.42%	23.68%	22.65%	22.44%
Time less than $100,000	30.06%	30.98%	30.96%	29.93%	29.22%
Time greater than or equal to $100,000	20.84%	19.61%	18.51%	17.98%	17.69%
Retail placed in CDARs program	2.82%	4.06%	3.40%	4.86%	4.15%
Brokered	12.73%	11.58%	12.94%	14.49%	18.39%
Total deposits	100.00%	100.00%	100.00%	100.00%	100.00%

PAB BANKSHARES, INC.
YIELD ANALYSIS

The following tables detail the average balances of interest-earning assets and interest-bearing liabilities, the amount of interest earned and paid, and the average yields and rates for the three months and twelve months ended December 31, 2009 and 2008. Federally tax-exempt income is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. Loan average balances include loans on nonaccrual status.

For the Three Months Ended December 31,		2009			2008
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars In Thousands)
Interest-earning assets:
Loans	$ 871,674	$ 11,209	5.10%	$ 974,151	$ 14,499	5.92%
Investment securities:
Taxable	129,566	1,409	4.32%	147,626	1,893	5.10%
Nontaxable	11,128	175	6.24%	30,405	434	5.69%
Other short-term investments	138,973	91	0.26%	84,469	120	0.56%
Total interest-earning assets	$ 1,151,341	$ 12,884	4.44%	$ 1,236,651	$ 16,946	5.45%

Interest-bearing liabilities:
Demand deposits	$ 207,623	$ 311	0.59%	$ 220,248	$ 824	1.49%
Savings deposits	36,112	23	0.25%	33,847	30	0.35%
Time deposits	694,527	5,374	3.07%	731,215	7,319	3.98%
FHLB advances	90,224	947	4.16%	109,784	1,111	4.03%
Notes payable	30,310	249	3.25%	10,310	142	5.48%
Other short-term borrowings	12,452	43	1.37%	8,678	50	2.30%
Total interest-bearing liabilities	$ 1,071,248	$ 6,947	2.57%	$ 1,114,082	$ 9,476	3.38%

Interest rate spread			1.87%			2.07%

Net interest income		$ 5,937			$ 7,470

Net interest margin			2.05%			2.40%

For the Twelve Months Ended December 31,		2009			2008
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars In Thousands)
Interest-earning assets:
Loans	$ 915,674	$ 52,307	5.71%	$ 955,253	$ 61,686	6.46%
Investment securities:
Taxable	141,513	6,622	4.68%	147,125	7,679	5.22%
Nontaxable	15,526	952	6.14%	32,616	1,961	6.01%
Other short-term investments	132,627	324	0.24%	30,631	326	1.06%
Total interest-earning assets	$ 1,205,340	$ 60,205	4.99%	$ 1,165,625	$ 71,652	6.15%

Interest-bearing liabilities:
Demand deposits	$ 210,874	$ 1,190	0.56%	$ 271,498	$ 5,238	1.93%
Savings deposits	35,846	89	0.25%	35,381	204	0.58%
Time deposits	713,315	25,014	3.51%	606,878	25,873	4.26%
FHLB advances	101,390	4,151	4.09%	99,975	3,956	3.96%
Notes payable	28,063	964	3.43%	10,310	540	5.24%
Other short-term borrowings	10,698	163	1.52%	14,199	408	2.88%
Total interest-bearing liabilities	$ 1,100,186	$ 31,571	2.87%	$ 1,038,241	$ 36,219	3.49%

Interest rate spread			2.13%			2.66%

Net interest income		$ 28,634			$ 35,433

Net interest margin			2.38%			3.04%

PAB BANKSHARES, INC.
RECONCILIATION OF NON-GAAP MEASURE

The reconciliation of net loss to earnings from core operations, as defined as net loss adjusted to exclude provision for loan loss expense, charges and losses related to nonperforming assets and income tax benefit follows:

	Three months ended		Twelve months ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(Dollars In Thousands)		(Dollars In Thousands)
Net loss	$ (31,262)	$ (5,812)	$ (51,172)	$ (5,911)
Provision for loan losses	16,000	8,500	51,188	18,050
Loss on sale and writedown of other assets	3,738	1,311	5,015	1,853
Carrying charges related to nonperforming assets	1,499	603	3,291	956
Lost interest on nonaccrual loans	2,554	1,099	5,951	3,593
Deposit insurance premiums	2,498	200	4,138	327
Goodwill impairment	5,985	--	5,985	--
Valuation allowance for deferred tax assets	11,136	--	11,136	--
Current Income tax benefit	(8,003)	(3,297)	(18,880)	(3,554)
Earnings from core operations	$ 4,145	$ 2,604	$ 16,652	$ 15,314

PAB BANKSHARES, INC.
RECONCILIATION OF NON-GAAP MEASURE

The reconciliation of net interest margin to net interest margin, as adjusted for the impact of nonperforming loans and excess liquidity follows:

	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
SELECTED QUARTERLY FINANCIAL DATA:
Net interest margin:	2.05%	2.45%	2.65%	2.34%	2.40%
Impact of nonperforming loans	0.88%	0.47%	0.34%	0.32%	0.36%
Impact of excess liquidity	0.15%	0.14%	0.14%	0.17%	0.05%
Net interest margin, as adjusted for impact of nonperforming loans and excess liquidity	3.08%	3.06%	3.13%	2.83%	2.81%

SELECTED YEAR-TO-DATE FINANCIAL DATA:
Net interest margin:	2.38%	2.48%	2.49%	2.34%	3.04%
Impact of nonperforming loans	0.49%	0.37%	0.33%	0.32%	0.31%
Impact of excess liquidity	0.15%	0.15%	0.16%	0.17%	0.00%
Net interest margin, as adjusted for impact of nonperforming loans and excess liquidity	3.02%	3.00%	2.98%	2.83%	3.35%
CONTACT:  PAB Bankshares, Inc.
          Nicole S. Stokes, Executive Vice-President
           & Chief Financial Officer
          (229) 241-2775, ext. 1718
          nicoles@parkavebank.com